Exhibit 99.1

Selectis Health Appoints Andrew Sink to Board of Directors

- Company Concurrently Announces Resignation of Clifford Neuman as Director and Secretary -

- Sink’s Appointment as Independent Director Fulfills Remaining Corporate Governance Requirements for Major National Exchange Listing -

Greenwood Village, CO – October 18, 2022 – Selectis Health, Inc. (OTC: GBCS) (“Selectis” or the “Company”) announced that it has appointed Andrew Sink to its board of directors, effective October 17, 2022. Sink’s appointment fills the vacancy resulting from the concurrently announced resignation of Clifford Neuman as a director and secretary for the Company.

With over 30 years of experience in the real estate industry, Sink brings extensive expertise in real estate brokerage and investments. He is the co-founder and manager of Alabama-based commercial real estate investment fund Own Alabama, LLC, as well as the principal and managing director of investment advisory for Colliers International—Alabama. In these roles, he and his team provide investment property advisory, brokerage, investment fund structuring and real estate investment management to high-net-worth families and individuals, as well as advisory services to privately held operating companies seeking to enhance enterprise value through various real estate strategies. Over the course of his career, Sink has been involved in numerous investment transactions and development projects with a combined value of over $700 million, and he has also created and managed six private equity funds and three private family investment funds with a combined value of over $100 million. He earned a Bachelor of Science degree in Commerce and Business Administration with a major in real estate from The University of Alabama.

Sink has previously served on Selectis’s board of directors, and he currently serves as a board of trustees member and secretary of the Eyesight Foundation of Alabama; a board member of Restoration Academy; and a member of the Monday Morning Quarterback Club. Sink is expected to serve on the Company’s standing nominating and governance, audit, and compensation committees.

“With his extensive real estate and investment background, Andy brings a strong perspective to our board as we continue to advance our business transformation,” said Lance Baller, CEO of Selectis. “In addition, his appointment as an independent director enables us to fulfill the remaining corporate governance requirements needed to qualify for a major national exchange listing, which remains one of our top priorities. We would like to thank Cliff Neuman for his years of service and significant contributions to our board and look forward to working alongside Andy to make additional strategic progress.”

About Selectis Health

Selectis Health owns and/or operates healthcare facilities in Arkansas, Georgia, Ohio, and Oklahoma, providing a wide array of living services, speech, occupational, physical therapies, social services, and other rehabilitation and healthcare services. Selectis focuses on building strategic relationships with local communities in which its partnership can improve the quality of care for facility residents. With its focused growth strategy, Selectis intends to deepen its American Southcentral and Southeastern market presence to better serve the aging population along a full continuum of care.

For more information, please visit www.selectis.com.

Investor Relations Contact

Scott Liolios or Jackie Keshner

Gateway Group, Inc.

(949) 574-3860

selectis@gatewayir.com